June 2010 Filed pursuant to Rule 433 dated June 24, 2010 relating to Preliminary Pricing Supplement No. 432 dated June 24, 2010 to Registration Statement No. 333-156423
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in International and U.S. Equities
Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares®
MSCI EAFE Index Fund and the S&P 500® Index
The Equity-Linked Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo yield and some upside in exchange for the repayment of the principal amount at maturity and upside exposure to the underlying assets.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	June , 2010
Original issue date:	June , 2010 (3 business days after the pricing date)
Maturity date:	June 29, 2015
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol*	Basket component weighting	Initial basket component value
	Shares of iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	50%
	Shares of iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	30%
	S&P 500® Index (the “SPX Index”)	SPX	20%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket component, the initial basket component value and the final basket component value will be determined as set forth under “Description of Notes—Share Closing Price” and “—Index Closing Value” in the accompanying preliminary pricing supplement

Payment at maturity:	The payment at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $1,000
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	72%
Basket performance:
The sum of the weighted performance values for each of the basket components.  The performance value for each basket component will be the final share price or final index value, as applicable, for such basket component less its initial share price or initial index value, as applicable, divided by such initial share price or initial index value, as applicable.

Initial share price:	With respect to the EEM Shares and EFA Shares, the share closing price of one EEM Share or one EFA Share, as applicable, on the pricing date
Final share price:	With respect to the EEM Shares and EFA Shares, the share closing price of one EEM Share or one EFA Share, as applicable, times the applicable adjustment factor, each as of the determination date
Initial index value:	The index closing value of the SPX Index on the pricing date
Final index value:	The index closing value of the SPX Index on the determination date
Adjustment factor:	For each of the EEM Shares and EFA Shares, 1.0, subject to adjustment for certain corporate events affecting the EEM Shares or EFA Shares, as applicable.
Determination date:	June 24, 2015, subject to adjustment for non-trading days or non-index business days, as applicable, and certain market disruption events
CUSIP:	617482MD3
ISIN:	US617482MD33
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$22.50	$977.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each note they sell.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 432 dated June 24, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at ww.w.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

Investment Overview
Equity-Linked Notes
The Equity-Linked Notes due June 29, 2015 Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index (the “notes”) provide investors with an opportunity to gain 72% exposure to any positive performance of a weighted basket composed of two equity exchange-traded funds and an equity index.  If the basket has depreciated on the determination date, the investment will redeem for the stated principal amount, without any yield on your investment.  Alternatively, if the basket has appreciated on the determination date, you will receive, in addition to the stated principal amount, a supplemental redemption amount representing 72% of such appreciation of the basket.  Due to the participation rate of 72%, you will not participate fully in the appreciation of the basket.

Maturity:	5 years
Participation rate:	72%
Payment at maturity:	$1,000 + supplemental redemption amount; in no event will the payment due at maturity be less than $1,000.
Supplemental redemption amount:	$1,000 x basket performance x 72%; provided that the supplemental redemption amount will not be less than $0.
Interest:	None

Basket Overview
The basket consists of shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares,” with a weighting of 50%), shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares,” with a weighting of 30%) and the S&P 500® Index (the “SPX Index,” with a weighting of 20%) and offers exposure to price movements in international (both emerging market and developed market) and U.S. equities.  For more information on the individual basket components, see “Information About the Basket Components” on page 16 of this document.

Basket Component Information as of June 21, 2010
	Bloomberg Ticker Symbol*	Current Basket Component Value	52 Weeks Ago	52 Week High	52 Week Low
EEM Shares	EEM	$40.61	$30.60	$43.98 (on 4/14/2010)	$30.57 (on 6/23/2009)
EFA Shares	EFA	$50.59	$45.42	$58.03 (on 4/14/2010)	$43.91 (on 7/8/2009)
SPX Index	SPX	1,113.20	893.04	1,217.28 (on 4/23/2010)	879.13 (on 7/10/2009)

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket component, the initial basket component value and the final basket component value will be determined as set forth under “Description of Notes—Share Closing Price” and “—Index Closing Value” in the accompanying preliminary pricing supplement.

The graph is calculated to show the performance of the basket during the period January 1, 2005 through June 21, 2010, assuming the basket components are weighted as set out above, and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the 72% participation rate and does not attempt to show your expected return on an investment in the notes.  The historical performance of the basket should not be taken as an indication of its future performance.

June 2010	Page 2

Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

Key Investment Rationale

The notes offer 72% participation in the positive performance of the basket and provide for the full return of principal at maturity regardless of the performance of the basket, subject to the credit risk of Morgan Stanley.

Repayment of Principal	The notes offer investors 72% upside exposure to the basket while providing for repayment of the invested principal at maturity.
Best Case Scenario
The basket increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $1,000 and (ii) a supplemental redemption amount representing 72% of the basket performance.

Worst Case Scenario	The basket declines or does not appreciate in value and, at maturity, the notes redeem for the stated principal amount of $1,000.

Summary of Selected Key Risks (see page 11)

¡	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

¡	The return on the notes may be less than the amount that would be paid on an ordinary debt security.

¡
Market price will be influenced by many unpredictable factors and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

¡	The return on the notes is limited to 72% of the appreciation of the basket.

¡	Changes in the value of one or more basket components may offset changes in the value of one or more of the other basket components; the basket components are not equally weighted.

¡	The notes will not be listed on any securities exchange and secondary trading may be limited.

¡	There are risks associated with investments in securities linked to the value of foreign equity securities including, in particular, emerging markets equity securities.

¡	The notes are subject to currency exchange rate risk.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.

¡	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

¡	Adjustments to the EEM Shares or EFA Shares or the index tracked by the EEM Shares or EFA Shares, as applicable, could adversely affect the value of the notes.

¡	The EEM Shares and the EFA Shares and the respective indices tracked by the EEM Shares and the EFA Shares are different.

¡	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the EEM Shares or EFA Shares.

¡	Adjustments to the SPX Index could adversely affect the value of the notes.

¡	Investing in the notes is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley.

June 2010	Page 3

Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on 72% of the percentage increase, if any, in the value of the basket.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
June , 2010	June , 2010 (3 business days after the pricing date)	June 29, 2015, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol*	Basket component weighting	Initial basket component value
	Shares of iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	50%
	Shares of iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	30%
	S&P 500® Index (the “SPX Index”)	SPX	20%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket component, the initial basket component value and the final basket component value will be determined as set forth under “Description of Notes—Share Closing Price” and “—Index Closing Value” in the accompanying preliminary pricing supplement

Bull or bear notes:	Bull notes
Payment at maturity:	The payment at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $1,000 at maturity.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	72%
Basket performance:
The sum of the weighted performance values for each of the basket components.  The performance value for each basket component will be the final share price or final index value, as applicable, for such basket component less its initial share price or initial index value, as applicable, divided by such initial share price or initial index value, as applicable.

Initial share price:	With respect to the EEM Shares and EFA Shares, the share closing price of one EEM Share or one EFA Share, as applicable, on the pricing date
Final share price:	With respect to the EEM Shares and EFA Shares, the share closing price of one EEM Share or one EFA Share, as applicable, times the applicable adjustment factor, each as of the determination date
Initial index value:	The index closing value of the SPX Index on the pricing date
Final index value:	The index closing value of the SPX Index on the determination date
Adjustment factor:	For each of the EEM Shares and EFA Shares, 1.0, subject to adjustment for certain corporate events affecting the EEM Shares or EFA Shares, as applicable.
Determination date:	June 24, 2015, subject to adjustment for non-trading days or non-index business days, as applicable, and certain market disruption events
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

June 2010	Page 4

Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482MD3
ISIN:	US617482MD33
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on June 21, 2010, the “comparable yield” for the notes would be a rate of 4.8238% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,269.1284 due at maturity. The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2010	$0.1340	$0.1340
July 1, 2010 through December 31, 2010	$24.1222	$24.2562
January 1, 2011 through June 30, 2011	$24.7040	$48.9602
July 1, 2011 through December 31, 2011	$25.2999	$74.2601
January 1, 2012 through June 30, 2012	$25.9101	$100.1702
July 1, 2012 through December 31, 2012	$26.5350	$126.7052
January 1, 2013 through June 30, 2013	$27.1750	$153.8802
July 1, 2013 through December 31, 2013	$27.8304	$181.7106
January 1, 2014 through June 30, 2014	$28.5017	$210.2123
July 1, 2014 through December 31, 2014	$29.1891	$239.4014
January 1, 2015 through the Maturity Date	$29.7270	$269.1284

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the basket components, in futures and/or options contracts on the basket components or any component securities underlying the MSCI Emerging Markets Index, the MSCI EAFE Index or the SPX Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the initial basket component values, and therefore could increase the values at which the basket components must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

June 2010	Page 5

Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

June 2010	Page 6

Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

Calculation agent:	MS & Co.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
MSSB clients may contact their local MSSB branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2010	Page 7

Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Below are two full examples of how to calculate the basket performance and the supplemental redemption amount.  The following examples and the table are based on hypothetical data and are provided for illustrative purposes only.  The examples do not show every situation that can occur.

Example 1: The basket performance is positive.

Basket Component	Basket Weighting	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Appreciation / Depreciation
EEM Shares	50%	$40.00	$44.00	+ 10%
EFA Shares	30%	$50.00	$56.00	+ 12%
SPX Index	20%	1,000	900	– 10%

Basket Performance = Sum of Performance Values

EEM Share Performance Value =	[(Final Share Price – Initial Share Price) / Initial Share Price] x 50%, plus
EFA Share Performance Value =	[(Final Share Price – Initial Share Price) / Initial Share Price] x 30%, plus
SPX Index Performance Value =	[(Final Index Value – Initial Index Value) / Initial Index Value] x 20%

So, using the hypothetical initial basket component values and hypothetical final basket component values above, the basket performance is calculated as follows:

EEM Share Performance Value =	[($44.00 – $40.00) / $40.00] x 50% = 5.0%, plus
EFA Share Performance Value =	[($56.00 – $50.00) / $50.00] x 30% = 3.6%, plus
SPX Index Performance Value =	[(900 – 1,000) / 1,000] x 20% = – 2.0%

Basket performance	=	6.6%
Supplemental redemption amount	=	$1,000 x basket performance x participation rate
	=	$1,000 x 6.6% x 72% = $47.52
Payment at maturity	=	$1,000 + $47.52 = $1,047.52

Because the basket performance is greater than zero, investors will receive at maturity a supplemental redemption amount in addition to the principal amount of the notes.

Example 2: The basket performance is negative.

Basket Component	Basket Weighting	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Appreciation / Depreciation
EEM Shares	50%	$40.00	$36.00	– 10%
EFA Shares	30%	$50.00	$56.00	+ 12%
SPX Index	20%	1,000	1,000	0%

June 2010	Page 8

Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

Basket Performance = Sum of Performance Values

EEM Share Performance Value =	[(Final Share Price – Initial Share Price) / Initial Share Price] x 50%, plus
EFA Share Performance Value =	[(Final Share Price – Initial Share Price) / Initial Share Price] x 30%, plus
SPX Index Performance Value =	[(Final Index Value – Initial Index Value) / Initial Index Value] x 20%

So, using the hypothetical initial basket component values and hypothetical final basket component values above, the basket performance is calculated as follows:

EEM Share Performance Value =	[($36.00 – $40.00) / $40.00] x 50% = – 5.0%, plus
EFA Share Performance Value =	[($56.00 – $50.00) / $50.00] x 30% = 3.6%, plus
SPX Index Performance Value =	[(1,000 – 1,000) / 1,000] x 20% = 0%

Basket performance	=	– 1.4%
Supplemental redemption amount	=	$0
Payment at maturity	=	$1,000

Because the basket performance is less than zero, the supplemental redemption amount will be $0 and the payment at maturity per note will be only the $1,000 principal amount.

In the above example, the EFA Shares have a positive performance value.  However, the positive performance value of the EFA Shares is wholly offset by the negative performance value of the more heavily weighted EEM Shares, resulting in a negative basket performance and, as a result, a supplemental redemption amount of $0.

June 2010	Page 9

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Payment at Maturity

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

The supplemental redemption amount based on the performance of the basket.  The supplemental redemption amount will be equal to the product of $1,000 times the basket performance times the participation rate of 72%.  The basket performance measures the percentage change in the value of the basket as a whole from the pricing date to the determination date.  The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000	x	basket performance	x	participation rate

where,
basket performance	=
[(Final EEM Share Price – Initial EEM Share Price) / Initial EEM Share Price] x 50%, plus
[(Final EFA Share Price – Initial EFA Share Price) / Initial EFA Share Price] x 30%, plus
[(Final SPX Index Value – Initial SPX Index Value) / Initial SPX Index Value] x 20%

participation rate	=	72%

If the basket performance is less than or equal to zero, the supplemental redemption amount will be zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

¡
Unlike ordinary debt securities, the notes do not pay interest.  The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because the supplemental redemption amount may be zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Moreover, if the basket does not appreciate sufficiently over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of a weighted basket of international (weighted heavily toward emerging market) and U.S. equities.

¡
You may receive only the principal amount at maturity.  If the basket performance is equal to or less than zero, no supplemental redemption amount will be paid and you will receive only the stated principal amount of $1,000 for each note you hold at maturity.  The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

¡
Market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the values of the basket components on any day will affect the value of the notes more than any other single factor.  However, because the payout on the notes is not directly correlated to the values of the basket components, the notes will trade differently from the basket components.  Other factors that may influence the value of the notes include:

•	the volatility (frequency and magnitude of changes in value) of each of the basket components,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or securities markets generally and which may affect the final basket component values,

•	the exchange rates of the U.S. dollar relative to each of the currencies in which the securities underlying the EEM Shares and EFA Shares trade,

•	dividend rates on each of the EEM Shares and EFA Shares and the securities underlying each of the basket components,

•	the occurrence of certain events affecting the EEM Shares or EFA Shares that may or may not require an adjustment to the relevant adjustment factor,

•	the time remaining until the notes mature,

•	the availability of comparable instruments, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the values of each of the basket components at the time of sale are at or below the respective initial basket component values or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance may be zero or negative so that you will receive at maturity only the $1,000 stated principal amount of each note.  There can be no assurance that the basket performance will be positive

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such that you will receive at maturity an amount that is greater than of the stated principal amount of the notes.

¡
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity, even if the basket declines in value.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

¡
The return on the notes is limited to 72% of the appreciation of the basket.  The supplemental redemption amount you may receive at maturity represents a 72% participation in the appreciation of the basket, if any, and accordingly you will not participate fully in the appreciation of the basket.  As a result, if the basket appreciates, your return on the notes will be less than the amount that you would realize on a direct investment in the basket components or an alternate investment that provides a full exposure to the appreciation of the basket.

¡
Changes in the value of one or more basket components may offset changes in the value of one or more of the other basket components; the basket components are not equally weighted.  Movements in the values of the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may decrease.  Therefore, in calculating the basket performance, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or decreases in the value of the other basket components.  Furthermore, the basket components do not have the same basket weightings.  The EEM Shares are weighted at 50%, the EFA Shares are weighted at 30% and the SPX Index is weighted at 20% of the basket.  Therefore, the same percentage change over the term of the notes in each of the basket components would have different effects on the basket performance.  A decrease in the value of a more heavily weighted basket component could moderate or wholly offset an increase in the value of a less heavily weighted basket component.  For example, because the weighting of the EEM Shares is significantly greater than the weighting of the SPX Index, a 5% decrease in the value of the EEM Shares will more than offset a 5% increase in the value of the SPX Index, which has a lower weighting.

If the basket performance is less than or equal to zero, you will receive at maturity an amount that is equal to the stated principal amount of the notes, which will not compensate you for the effects of inflation and other factors relating to the value of money over time.

You can review the historical performance of each of the basket components and also a graph of the historical performance of the basket as a whole for the period from January 1, 2005 through June 21, 2010 under “Historical Information” on page 17 and “Basket Overview” on page 2.

You cannot predict the future performance of the basket components or of the basket as a whole, or whether an increase in the value of one basket component will be offset by a lesser increase or decrease in the value of the other basket components, based on the historical performance of the basket components.

¡
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

¡
There are risks associated with investments in securities linked to the value of foreign equity securities including, in particular, emerging markets equity securities.  The EEM Shares and EFA Shares track the performance of the MSCI Emerging Markets Index and MSCI EAFE Index, respectively, which are both linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

¡
The notes are subject to currency exchange rate risk.  Because the prices of the EEM Shares and EFA Shares are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index and MSCI EAFE Index, respectively, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index or MSCI EAFE Index, the price of the EEM Shares or EFA Shares, as applicable, will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the MSCI EAFE Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index and the MSCI EAFE Index and the United States and other countries important to international trade and finance.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from

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the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket components or stocks underlying the basket components), including trading in the EEM Shares or EFA Shares or stocks that constitute the MSCI Emerging Markets Index, MSCI EAFE Index or SPX Index as well as in other instruments related to the basket components.  Some of our subsidiaries also trade the EEM Shares, EFA Shares or stocks that constitute the MSCI Emerging Markets Index, MSCI EAFE Index or SPX Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the initial basket component values and, therefore, could increase the values at which the basket components must close on the determination date before an investor would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the values of the basket components on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

¡
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the initial basket component values, the final basket component values, the basket component performance values, the basket performance, whether any changes to the adjustment factor for the EEM Shares or EFA Shares are required and whether any market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the performance value of any basket component in the event of a market disruption event, may adversely affect the payout to you at maturity.

¡
Adjustments to the EEM Shares or EFA Shares or the index tracked by the EEM Shares or EFA Shares, as applicable, could adversely affect the value of the notes. As the investment adviser to the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index and the MSCI EAFE Index, respectively.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the relevant fund.  Any of these actions could adversely affect the price of the shares of the relevant fund and, consequently, the value of the notes.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index and MSCI EAFE Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or MSCI EAFE Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index or MSCI EAFE Index.  MSCI may also discontinue or suspend calculation or publication of the MSCI Emerging Markets Index or MSCI EAFE Index at any time.  Any of these actions could adversely affect the value of the MSCI Emerging Markets Index or MSCI EAFE Index and, consequently, the value of the notes.

¡
The EEM Shares and the index tracked by the EEM Shares are different.  The performance of the EEM Shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the EEM Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the EEM Shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, differences in trading hours between the EEM Shares and the MSCI Emerging Markets Index or due to other circumstances.  The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of such index.  The iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures

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contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

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The EFA Shares and the index tracked by the EFA Shares are different.  The performance of the EFA Shares may not exactly replicate the performance of the MSCI EAFE Index because the EFA Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the EFA Shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI EAFE Index Fund, differences in trading hours between the EFA Shares and the MSCI EAFE Index or due to other circumstances.  The iShares® MSCI EAFE Index Fund generally invests at least 90% of its assets in the securities of the MSCI EAFE Index and in depositary receipts representing securities of such index.  The iShares® MSCI EAFE Index Fund may invest the remainder of its assets in securities not included in the MSCI EAFE Index but which the Investment Adviser believes will help the iShares® MSCI EAFE Index Fund track the MSCI EAFE Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the EEM Shares or EFA Shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the EEM Shares and EFA Shares for certain corporate events affecting the relevant fund, such as stock splits and stock dividends.  However, the calculation agent will not make an adjustment for every event or every distribution that could affect the EEM Shares or EFA Shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes.

¡
Adjustments to the SPX Index could adversely affect the value of the notes. Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, is responsible for calculating and maintaining the SPX Index.  S&P can add, delete or substitute the stocks underlying the SPX Index or make other methodological changes that could change the value of the SPX Index.  S&P may discontinue or suspend calculation or dissemination of the SPX Index.  Any of these actions could adversely affect the value of the notes.

If S&P discontinues or suspends calculation or publication of the SPX Index at any time, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued SPX Index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the determination date, the value of the SPX Index for the determination date will be based on the closing prices of the stocks underlying the SPX Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co., as calculation agent, in accordance with the formula for calculating the SPX Index last in effect prior to such discontinuance.

¡
Investing in the notes is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley.  Investing in the notes is not equivalent to investing in the basket components, their component stocks or the indices tracked by the EEM Shares and EFA Shares.  As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the EEM Shares or EFA Shares or any of the securities underlying the basket components.  In addition, you do not have the right to exchange your securities for EEM Shares or EFA Shares or any of the securities underlying the basket components at any time, and are subject to the credit risk of Morgan Stanley.

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Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

Information about the Basket Components

The iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets Index Fund is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.ww.w.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  The MSCI Emerging Markets IndexSM is described under “Description of Notes—The MSCI Emerging Markets IndexSM” in the accompanying preliminary pricing supplement.

The iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust (the “iShares Trust”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  Information provided to or filed with the Commission by the iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at ww.w.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. and is designed to measure the equity market performance of developed markets, excluding the United States and Canada. As of June 2010, the MSCI EAFE Index consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index includes components from Australia and New Zealand and all countries in Europe and Asia that are designated by MSCI as Developed Markets. The MSCI EAFE Index is described under the heading “Description of Notes—The MSCI EAFE Index®” in the accompanying preliminary pricing supplement.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The S&P 500® Index.The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  The S&P 500® Index is described under the heading “Description of Notes—The S&P 500® Index” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  For additional information, see “Description of Notes—The S&P 500® Index” in the accompanying preliminary pricing supplement.

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Historical Information

The following tables present the published high and low closing prices and closing values, as applicable, as well as end-of-quarter closing prices and closing values, as applicable, for each of the basket components for each quarter in the period from January 1, 2005 through June 21, 2010.  The related graphs set forth the daily closing prices or closing values, as applicable, for each of the basket components in the same period.  The closing price or closing value, as applicable, of each of the basket components on June 21, 2010 was, (i) in the case of the EEM Shares, $40.61,(ii) in the case of the EFA Shares, $50.59 and (iii) in the case of the SPX Index, 1,113.20.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical performance of the basket components should not be taken as an indication of their future performance, and no assurance can be given that the final basket value will be greater than the initial basket value.

iShares® MSCI Emerging Markets Index Fund (CUSIP: 464287234)	High ($)	Low ($)	Period End ($)
2005
First Quarter	24.65	21.23	22.54
Second Quarter	24.37	21.67	23.83
Third Quarter	28.32	23.93	28.32
Fourth Quarter	29.83	25.07	29.40
2006
First Quarter	33.59	30.43	33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter (through June 21, 2010)	43.98	36.16	40.61

iShares® MSCI Emerging Markets Index Fund January 1, 2005 to June 21, 2010

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iShares® MSCI EAFE Index Fund (CUSIP: 464287465)	High ($)	Low ($)	Period End ($)
2005
First Quarter	55.27	51.18	52.92
Second Quarter	53.87	51.33	52.35
Third Quarter	58.50	52.05	58.09
Fourth Quarter	60.91	54.72	59.42
2006
First Quarter	65.40	60.33	64.99
Second Quarter	70.58	59.60	65.35
Third Quarter	68.46	61.62	67.78
Fourth Quarter	74.31	67.96	73.26
2007
First Quarter	76.94	70.95	76.27
Second Quarter	81.79	76.47	80.63
Third Quarter	83.77	73.70	82.56
Fourth Quarter	86.18	78.24	78.50
2008
First Quarter	78.35	68.31	71.90
Second Quarter	78.52	68.10	68.70
Third Quarter	68.04	53.08	56.30
Fourth Quarter	55.88	35.71	44.87
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.70
Fourth Quarter	57.28	52.66	55.30
2010
First Quarter	57.96	50.45	56.00
Second Quarter (through June 21, 2010)	58.03	46.29	50.59

iShares® MSCI EAFE Index Fund January 1, 2005 to June 21, 2010

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Equity-Linked Notes due June 29, 2015
Based on the Performance of a Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the S&P 500® Index

S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter (through June 21, 2010)	1,217.28	1,050.47	1,113.20

S&P 500® Index January 1, 2005 to June 21, 2010

June 2010	Page 19